                                                                     EXHIBIT 2.2






                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                             ROSS TECHNOLOGY, INC.

                                      AND

                BRIDGEPOINT TECHNICAL MANUFACTURING CORPORATION

                           DATED AS OF JULY 23, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                                  ARTICLE 1

                                DEFINED TERMS

  1.1   Defined Terms...............................................      1
  1.2   Additional Defined Terms....................................      8
  1.3   References and Titles.......................................      8

                                  ARTICLE 2

                         SALE AND PURCHASE OF ASSETS

  2.1   Agreement to Sell and Buy...................................      9
  2.2   Excluded Assets.............................................     10
  2.3   Purchase Price..............................................     10
  2.4   Indemnification Holdback Amount; Tax Holdback...............     11
  2.5   Payments at Closing.........................................     11
  2.6   Proration...................................................     11
  2.7   Assumption of Liabilities and Obligations; Assumption
        Payment.....................................................     12
  2.8   Allocation..................................................     12

                                  ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

  3.1   Representations and Warranties of Seller....................     13
  3.2   Representations and Warranties of Buyer.....................     16
  3.3   Employee Matters............................................     17

                                  ARTICLE 4

                                  COVENANTS

  4.1   Conduct of Business.........................................     18
  4.2   No Solicitation of Transactions.............................     21
  4.3   Access and Information......................................     21
  4.4   Compliance With Laws........................................     22
  4.5   Notification of Certain Matters.............................     22
  4.6   Third Party Consents........................................     22
  4.7   Supply Agreement............................................     23
  4.8   Interim Assistance..........................................     23
  4.9   Risk of Loss................................................     23
  4.10  Additional Agreements.......................................     24

                                                                        PAGE
                                                                        ----
                                  ARTICLE 5

                             CONDITIONS PRECEDENT

  5.1   Conditions to Each Party's Obligation.......................     24
  5.2   Conditions to Obligation of Buyer...........................     25
  5.3   Conditions to Obligations of the Seller.....................     26

                                  ARTICLE 6

                                   CLOSING

  6.1   Closing.....................................................     26
  6.2   Actions to Occur at Closing.................................     27

                                  ARTICLE 7

                      TERMINATION, AMENDMENT AND WAIVER

  7.1   Termination.................................................     28
  7.2   Effect of Termination.......................................     29

                                  ARTICLE 8

                               INDEMNIFICATION

  8.1   Indemnification of Buyer....................................     29
  8.2   Indemnification of Seller...................................     29
  8.3   Defense of Third-Party Claims...............................     29
  8.4   Direct Claims...............................................     31
  8.5   Limitation as to Time.......................................     31
  8.6   Dispute Resolution..........................................     31
  8.7   Instructions to Escrow Agent................................     31

                                  ARTICLE 9

                              GENERAL PROVISIONS

  9.1   Survival of Representations, Warranties, and Covenants;
        Limitation of Liability.....................................     32
  9.2   Further Actions.............................................     32
  9.3   Amendment and Modification..................................     32
  9.4   Waiver of Compliance........................................     32
  9.5   Specific Performance........................................     33
  9.6   Severability................................................     33
  9.7   Expenses and Obligations....................................     33
  9.8   Parties in Interest.........................................     33

                                                                        PAGE
                                                                        ----
  9.9   Notices.....................................................     34
  9.10  Counterparts................................................     35
  9.11  Entire Agreement............................................     35
  9.12  Governing Law...............................................     35
  9.13  Public Announcements........................................     35
  9.14  Assignment..................................................     35

Exhibits:
Exhibit A  Assumption Agreement
Exhibit B  Bill of Sale and Assignment
Exhibit C  Indemnification Escrow Agreement
Exhibit D  Seller's Legal Opinions
Exhibit E  Buyer's Legal Opinions
Exhibit 1  Assumed Contracts
Exhibit 2  Equipment
Exhibit 3  Inventory
Exhibit 4  Software
Exhibit 5  Leased Real Property
Exhibit 6  Leased Equipment
Exhibit 7  Assumed Purchase Orders
Exhibit 8  Employees Offered Employment with Buyer
Exhibit 9  Key Assumed Contracts

Schedules:
Schedule 2.2(e)  Personal Property
Schedule 3.1(b)  Required Filings and Consents
Schedule 3.1(d)  Litigation
Schedule 3.1(e)  Interests of Third Parties in the Acquired Assets
Schedule 3.1(i)  Intellectual Property
Schedule 3.1(j)  Environmental
Schedule 3.1(k)  Taxes

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of July 23, 1998, by and among Ross Technology, Inc., a Delaware corporation ("SELLER"), and BridgePoint Technical Manufacturing Corporation, a Texas corporation ("BUYER").

                                    RECITALS

     A. Seller owns and operates a manufacturing (including failure analysis and reliability testing), sale, distribution and customer service business for the 32-bit hyperSPARC(TM) families of microprocessors and the hyperSTATION(TM) and SPARCplug(TM) families of 32-bit systems and products (the "BUSINESS"); provided, that the term "Business" does not include Seller's design facilities or design business.

     B. Seller desires to sell and Buyer desires to buy the assets used or held for use in the operation of the Business, both tangible and intangible, excluding the Excluded Assets (as hereinafter defined), upon the terms and conditions hereinafter set forth.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

     1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

     "ACCOUNTS RECEIVABLE" means the rights of Seller to cash payment for the sale of microprocessors, systems, products and other Inventory and Products and all other amounts that would be classified as an account receivable in accordance with GAAP.

     "AFFILIATE" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

     "APPLICABLE LAWS" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the Acquired Assets or the Business, as may be in effect on or prior to the Closing.

     "ASSUMED CONTRACTS" means all Contracts for hardware or technical support, the Contract for the Leased Real Property, the Software licenses, those Contracts set forth on Exhibit 1 and any other contracts of Seller entered into in the ordinary course of the Business with the approval of Joe David Jones during the period after June 29, 1998 through the Closing Date, in each case that relate to the Acquired Assets or the Business or any part thereof, but specifically excluding the Excluded Contracts.

     "ASSUMPTION AGREEMENT" means the Assumption Agreement between Buyer and Seller substantially in the form of Exhibit A.

     "BILL OF SALE AND ASSIGNMENT" means the Bill of Sale and Assignment by Seller to Buyer substantially in the form of Exhibit B.

     "BUSINESS DAY" means any other day than (i) a Saturday or Sunday or (ii) a day on which commercial banks in Austin, Texas, are authorized or required to be closed.

     "BUYER" has the meaning set forth in the first paragraph of this Agreement and includes its permitted successors and assigns.

     "BUYER INDEMNIFIED COSTS" means all damages, losses, claims, liabilities, demands, charges, suits, settlements, penalties, costs, and expenses (including court costs, reasonable attorneys' fees and other expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding) that any of the Buyer Indemnified Parties incurs (a) resulting from Seller's operation or control of any of the Acquired Assets or the Business prior to the Closing Date (other than Assumed Liabilities), including violation of any Environmental Laws or offsite disposal, transportation or arrangement for disposal or transportation of any Hazardous Substances; (b) relating to or arising out of any breach or default by Seller of any of the representations, warranties, covenants or agreements under this Agreement or any other agreement or document executed in connection herewith; (c) under any Excluded Contract, any Assumed Contract for which a Consent, if required, has not been obtained, or any other contract or agreement not expressly assumed by Buyer pursuant to the terms hereof; (d) with respect to warranty repair liabilities or obligations for Products sold prior to the Closing Date, other than the Assumed Warranty Repairs; and (e) relating to or arising out of any law or contract with respect to each (i) Employee Benefit Plan and all associated contracts and documents,
(ii) employee benefit plan (as such term is described in Section 3(3) of ERISA), which is or was sponsored, maintained, or contributed to by any member of Seller's ERISA Group either presently or at any time since 1974 and all associated contracts and documents, and (iii) employee and former employee of Seller or any ERISA Group, in connection with any event commencing, occurring, or failing to occur on or prior to the Closing Date.

     "BUYER INDEMNIFIED PARTIES" means Buyer, each affiliate of Buyer, each member of an ERISA Group in which Buyer is a member and each of their officers, directors, employees, consultants, and stockholders.

     "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

     "CHIP DESIGNS" means the designs for Products and the related materials and documentation of any kind relating to the designs for Products, and the Intellectual Property rights therein, including all architectural designs and diagrams, logic designs and diagrams, chip layouts and mask works, flow diagrams, patents, inventions, copyrights and know-how relating to the designs for Products.

     "CLOSING" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 6.

     "CODE" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

     "CONSENTS" means all governmental consents and approvals, and all consents and approvals of third parties, in each case that are necessary in order to transfer record and beneficial ownership in the Acquired Assets to Buyer and otherwise to consummate the transactions contemplated hereby.

     "CONTRACTS" means all agreements, contracts, or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which Seller is a party or is otherwise bound and which affect or relate to the Acquired Assets or the Business.

     "DEBT," without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of Seller, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of Seller for the payment of the purchase price of property or assets purchased, other than Trade Payables not more than 90 days past due, (c) all obligations of Seller to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of Seller with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of Seller, (e) any payment obligation of Seller under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien existing on property owned by Seller, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of Seller in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid.

     "EMPLOYEE BENEFIT PLAN" means each (i) "employee benefit plan" within the meaning of Section 3(3) of ERISA, (ii) employment agreement, and (iii) personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, workers' compensation and other employee benefit plan, agreement, arrangement, program, practice, or understanding, which is sponsored, maintained, or contributed to by the Seller or any member of Seller's ERISA Group for the benefit of the employees, former employees, independent contractors, or agents of the Seller, or has been so sponsored, maintained, or contributed to at any time since 1974.

     "ENVIRONMENTAL LAWS" means all Applicable Laws and rules of common law pertaining to the protection, conservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on or prior to the Closing. The term Environmental Law includes, without limitation, the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Entity, as each of the foregoing may be amended and in effect on or prior to the Closing.

     "EQUIPMENT" means Seller's right, title and interests in the material items of equipment, equipment structures, machinery, tools, motor vehicles, fixtures, leasehold improvements, computer hardware, systems, infrastructure and communications systems or devices necessary for or used primarily in the Business, including those listed on Exhibit 2, and all non-material items of equipment, equipment structures, fixtures, computer hardware, systems, infrastructure and communications systems or devices necessary for or used primarily in the Business, including all such items located at the Leased Real Property.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA GROUP" means any corporation, trade, business, or entity under common control within the meaning of Section 414(b), (c), (m), or (o) of the Code.

     "ESCROW AGENT" means Silicon Valley Bank, or any other nationally recognized banking institution agreed to by Buyer and Seller, and includes its successors and assigns.

     "EXCLUDED CONTRACTS" means (a) all employment, change of control and severance Contracts; (b) all Employee Benefit Plans and contracts associated with Employee Benefit Plans, including all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans or contracts associated with Employee Benefit Plans; (c) all Contracts for Debt;
(d) any collective bargaining agreement; and (e) all Contracts that have terminated or expired prior to the Closing Date; in each case other than Contracts specifically enumerated on Exhibit 1.

     "EXCLUDED LIABILITIES" means all debts, obligations and liabilities of Seller of any kind or character, whether known or unknown, absolute, accrued, contingent or otherwise, including debts, obligations and liabilities arising under the Excluded Contracts and any Assumed Contracts for which a Consent, if required, has not been obtained as of the Closing (except to the extent such liability is assumed by Buyer pursuant to Section 4.6), other than the Assumed Liabilities.

     "GAAP" means generally accepted accounting principles in the United States.

     "GOVERNMENTAL ENTITY" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

     "HAZARDOUS SUBSTANCE" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated under any Environmental Law or by any Governmental Entity including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     "INDEMNIFICATION ESCROW AGREEMENT" means the Indemnification Escrow Agreement among Seller, Buyer, and Escrow Agent substantially in the form attached hereto as Exhibit C.

     "INDEMNIFIED COSTS" means the Buyer Indemnified Costs or the Seller Indemnified Costs, as the case may be.

     "INDEMNIFIED PARTIES" means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

     "INTELLECTUAL PROPERTY" means all Trademarks, Know-how, mask work, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights (including internet domain names), whether registered or not, licensed to or owned by Seller, including all tradenames and the goodwill related to the foregoing.

     "INTELLECTUAL PROPERTY LICENSE AGREEMENT" means the agreement by and among Buyer, Seller and Fujitsu Limited in such form as is mutually acceptable to Buyer and Seller (provided, that such agreement shall be completed prior to August 6, 1998).

     "INVENTORY" means all work-in-progress, raw materials and finished goods of Seller purchased for or used in the Business as of the Closing Date, including all finished, unfinished, consigned and contracted inventory, as more specifically described on Exhibit 3.

     "KNOW-HOW" means all trade secrets, plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

     "KNOWLEDGE" means, with respect to a specified party hereto, the actual knowledge of such party, including the actual knowledge of such party's officers, directors and executive officers (after due inquiry of their direct subordinates), but excluding, in the case of Seller, Joe David Jones and the persons under his direct supervision or direction.

     "LEASED REAL PROPERTY" means Seller's leasehold interests, easements, licenses, rights to access and rights-of-way for the property located at 4007 Commercial Center Drive, Austin, Texas, 78744.

     "LIENS" means all liens, pledges, claims, security interests, restrictions, mortgages, deeds of trust, tenancies, possessory interests, conditional sale or other title retention agreements, assessments, easements, covenants, restrictions, rights of first refusal, burdens, options or encumbrances of any kind, other than the Assumed Liabilities.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations, Acquired Assets (taken as a whole), liabilities, or prospects (taking into account the declining nature of the Business for the 12 month period ended June 29, 1998) of the Business.

     "PATENTS" means all foreign and domestic patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by Seller.

     "PERMITS" means all permits, registrations, licenses, authorizations and the like issued or required to be issued by any Governmental Entity to Seller relating to the Acquired Assets or used or held for use in the Business.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

     "PERSONAL PROPERTY" means all of the Equipment, Software, Products, furniture, furnishings, office equipment, supplies, plants, spare parts, and other tangible personal property (including the URL site maintained by Seller and the 1-800 telephone number used therein) which are owned or leased by Seller and which are necessary for, used primarily or held for use primarily in the Business, including all such personal property located at the Leased Real Property. The term Personal Property shall not include any of the Excluded Assets.

     "PRODUCTS" means all Inventory, microprocessors, systems and other products sold, held for sale, provided to customers or held for provision to customers in the ordinary course of the Business.

     "PURCHASE ORDERS" means orders or requests for sales of Products, Inventory or services of Seller in the ordinary course of the Business, whether or not evidenced by a Contract.

     "SELLER INDEMNIFIED COSTS" means any and all damages, losses, claims, liabilities, demands, charges, suits, settlements, penalties, costs, and expenses (including court costs, reasonable attorneys' fees and other expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding) that any of the Seller Indemnified Parties incurs
(a) resulting from Buyer's operation or control of the Acquired Assets on and after the Closing Date (including the Assumed Liabilities and liabilities arising from Buyer's employment or termination of the Transferred Employees, other than liabilities waived or assumed by Seller pursuant to Section 3.3), and
(b) that relate to or arise out of any breach or default by Buyer of any representation, warranty, covenant or agreement under this Agreement or any agreement or document executed in connection herewith.

     "SELLER INDEMNIFIED PARTIES" means Seller and each officer, director, employee, consultant, stockholder, and Affiliate of Seller.

     "SOFTWARE" means all computer programs, software, electronic data files, source codes, documentation, user manuals, technical manuals and other similar documents, each in any media or format, and all revisions, modifications, enhancements or additions thereto, owned by or licensed to Seller and used primarily in or necessary for the Business, including all test programs, software verification programs and Inventory tracking programs and those listed on Exhibit 4, in each case including all related Intellectual Property.

     "TAXES" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, employment, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

     "TAX RETURNS" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     "TRADE PAYABLES" means accounts payable of Seller arising in the ordinary course of the Business for Inventory and services purchased for or used in the Business, but excluding any principal, interest, service or fees for Debt.

     "TRADEMARKS" means (a) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans associated with any products or embodying the goodwill of the Business, whether or not registered, and any applications or registrations therefor and (b) any associated goodwill incident thereto owned by Seller.

     1.2  Additional Defined Terms. The following terms are defined in the section indicated:

TERM                                                          SECTION
----                                                          -------
Acquired Assets.............................................  2.1
Acquisition Proposal........................................  4.2
Assumed Liabilities.........................................  2.7
Assumed Purchase Orders.....................................  2.1(c)
Assumed Warranty Repairs....................................  2.7(a)
Assumption Payment..........................................  2.7
Buyer's Agreements..........................................  3.2(a)
Closing Date................................................  6.1
Design License..............................................  2.1(i)
Employees...................................................  3.3(b)
Excluded Assets.............................................  2.2
Indemnification Holdback Amount.............................  2.4
Indemnifying Party..........................................  8.3
Purchase Price..............................................  2.3
Ross License................................................  2.1(j)
Seller's Agreements.........................................  3.1(a)
Tax Certificate.............................................  6.2(b)
Tax Holdback Amount.........................................  2.4(b)
Transferred Employees.......................................  3.3(b)

     1.3 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                   ARTICLE 2

                          SALE AND PURCHASE OF ASSETS

     2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement and except for the Excluded Assets, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of the Acquired Assets, free and clear of any Liens or liabilities (except for liabilities assumed by Buyer in accordance with Section 2.7). The assets (the "Acquired Assets") to be assigned, transferred and delivered by Seller hereunder shall include (i) the manufacturing, testing and quality control Equipment and facilities for the production of microprocessors,
(ii) the software verification laboratories, facilities, materials and Equipment, and (iii) the delivery, receipt and storage facilities, Equipment and materials for wafers, gases, chemicals and other raw materials used in the Business, including:

          (a) the Inventory;

          (b) the Leased Real Property (including the leasehold interests described on Exhibit 5 hereto);

          (c) the Equipment (including the Equipment leasehold interests described on Exhibit 6 hereto);

          (d) the Assumed Contracts;

          (e) the Purchase Orders set forth on Exhibit 7 and any Purchase Orders entered into by Seller after June 29, 1998 and prior to the Closing Date that are executed or consented to in writing by Joe David Jones or persons under Joe David Jones' supervision or direction (the "ASSUMED PURCHASE ORDERS");

          (f) the revenue, cash, cash equivalents, Accounts Receivable and other proceeds of any kind for Products shipped, or sales of Products made, as part of the Business after June 29, 1998;

          (g) the Software;

          (h) the Intellectual Property (other than Trademarks) necessary to or used primarily in the Business (other than Intellectual Property covered by the Design License or included in the Software);

          (i) a non-exclusive, royalty free, non-terminable, transferable license to use all Intellectual Property (other than Trademarks) with respect to the Chip Designs (including designs, diagrams, layouts and mask works and related materials and documentation) throughout the world solely for the purpose of conducting the Business, including testing and quality control and software verification (the "DESIGN LICENSE"), as more fully described in the Intellectual Property License Agreement;

          (j) a non-exclusive, royalty free, non-terminable, transferable license to use, license, assign and sublicense all Trademarks in respect of the name "ROSS Technology," and all derivative products and works resulting from such marks or created by Buyer with respect to such marks throughout the world for the longer of 12 months or until all Acquired Assets bearing such marks on the Closing Date have been sold or distributed by Buyer (the "ROSS LICENSE");

          (k) all Trademarks used in the Business (other than those covered by the Ross License), including Seller's rights to market, sell, distribute and use the SPARC(TM) family of Trademarks;

          (l) all Permits relating to the Business and the Assets (including all international traffic licenses, fire department permits, air and water pollution control permits, environmental permits and all other required licenses);

          (m) the Personal Property (other than Equipment, Software and Inventory); and

          (n) the books and records relating to the Business, including all customer lists, marketing and leads lists, product lists and all other sales or marketing, production or supply lists, in each case whether in the form of a list or database, including the right to modify such lists and use and create derivative products of such lists.

     2.2  Excluded Assets. The Excluded Assets shall consist of the following:

          (a) Seller's books and records relating to internal corporate matters and any other books and records not necessary for or used primarily in the Business or the Acquired Assets;

          (b) the Excluded Contracts;

          (c) the Chip Designs, except to the extent licensed to Buyer pursuant to the Design License;

          (d) all assets, whether tangible or intangible, of Seller not necessary for or used primarily in the Business, including all design facilities and related assets not located at the Leased Real Property;

          (e) the Personal Property, if any, identified on Schedule 2.2(e);

          (f) all cash and cash equivalents on hand as of June 29, 1998; and

          (g) all Accounts Receivable not described in Section 2.1(f).

     2.3 Purchase Price. The aggregate purchase price payable by Buyer to Seller in consideration for the sale of the Acquired Assets and the Business shall be an amount equal to $5,660,000 (the "PURCHASE PRICE") (subject to the Indemnification Holdback Amount, the Tax Holdback Amount, and any prorations pursuant to Section 2.8).

     2.4  Indemnification Holdback Amount; Tax Holdback.

          (a) At the Closing, Buyer shall withhold $250,000 of the Purchase Price and shall deposit such amount (the "INDEMNIFICATION HOLDBACK AMOUNT") with the Escrow Agent.

          (b) At the Closing, Buyer shall withhold from the Purchase Price the amount shown on the Tax Certificate as owed by Seller to the Texas comptroller of public accounts (the "Tax Holdback Amount") and shall deposit such amount with the Escrow Agent pursuant to the Escrow Agreement. If a Tax Certificate is not delivered to Buyer at Closing, or if the Tax Certificate delivered at Closing does not cover all periods up to and including the Closing Date, Buyer shall make a good faith estimate (based on the recommendations of Seller's and Buyer's respective independent accountants) of an amount sufficient to cover all Texas Taxes that are due and unpaid by Seller for all periods up to and including the Closing Date, and this amount shall be deemed to be the Tax Holdback Amount. Buyer shall, and shall instruct the Escrow Agent to, release the Tax Holdback Amount to Seller if and when Seller delivers to Buyer a Tax Certificate stating that no Texas Taxes are due for any period up to and including the Closing Date; provided that Buyer shall be entitled, and Seller shall instruct the Escrow Agent, to release and deduct from the Tax Holdback Amount any Texas Taxes of Seller paid or required to be paid by Buyer. Buyer shall consult with Seller prior to paying any such Taxes and shall not pay any such Taxes so long as Seller is reasonably contesting such Taxes.

     2.5 Payments at Closing. At the Closing, subject to the satisfaction of the other terms and conditions of this Agreement, Buyer shall:

          (a) pay or cause to be paid to Seller cash, via wire transfer of immediately available funds to an account designated by Seller, in an amount equal to the Purchase Price minus the Indemnification Holdback Amount and the Tax Holdback Amount; and

          (b) deposit or cause to be deposited the Indemnification Holdback Amount with the Escrow Agent.

     At the Closing, subject to the satisfaction of other terms and conditions of this Agreement, Seller shall pay or cause to be paid to Buyer cash, via wire transfer of immediately available funds to an account designated by Buyer, in an amount equal to the Assumption Payment.

     2.6 Proration. All sales taxes (other than any sales taxes arising as a result of the transactions contemplated by this Agreement), ad valorem taxes, utility charges, insurance premiums, rent and lease payments, payroll costs, accrued vacation and sick time for Employees, and normal operating expenses (including the payment of reasonable Trade Payables for Inventory or services received or first ordered with the approval of Joe David Jones or persons under Joe David

Jones' direction or supervision as part of the Business after June 29, 1998 and that are paid in the ordinary course of business, but excluding principal and interest payments on Debt, Debt service or fees and amounts that have been or should be set forth as general and administrative expenses of Seller in accordance with GAAP) and other expenses reasonably allocable to the Business if the Business were to be accounted for as a separate operating division of Seller, in each case incurred in the Business shall be prorated between Buyer and Seller as of 11:59 p.m. on June 29, 1998. All of such prorated items shall be settled between Buyer and Seller as a net adjustment to the Purchase Price on the Closing Date. To the extent that the parties are not able to determine the actual amounts of such prorations as of the Closing Date, such amounts shall be determined based upon the parties' reasonable estimates thereof. The parties shall adjust the proration based on actual taxes and charges within a reasonable time after such actual numbers become first available (but in no event later than three months after the Closing Date) and shall settle such amounts in cash.

     2.7 Assumption of Liabilities and Obligations; Assumption Payment. As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform the following (the "Assumed Liabilities"):

          (a) the warranty repair liabilities for (i) manufacturing defects and normal wear and tear (but not for design defects or failure of fitness for a particular purpose) for all Products sold prior to the Closing Date, and
     (ii) design defects for microprocessors (but not systems or products) and failure of fitness for a particular purpose (other than for Disagreed
     Uses), in each case for Products sold after June 29, 1998 and on or prior to the Closing Date (the "ASSUMED WARRANTY REPAIRS");

          (b) all obligations arising under Assumed Contracts and Assumed Purchase Orders (other than Assumed Contracts or Assumed Purchase Orders for which a Consent, if required, has not been obtained (except to the extent assumed by Buyer pursuant to Section 4.6)) for events occurring after June 29, 1998, except for knowing or bad faith violations of the terms or conditions of such Contracts or Purchase Orders by Seller that are not directly attributable to Joe David Jones or other officers, directors or employees of Buyer at the time of any such violation or to persons under their immediate supervision at such time;

          (c) Trade Payables for Inventory or services received or first ordered with the approval of Joe David Jones or persons under Joe David Jones' supervision or direction as part of the Business after June 29, 1998.

All of the Excluded Liabilities, whether reported by the Closing Date or thereafter, shall remain and be the obligation and liability solely of Seller. Seller shall pay to Buyer at the Closing, in consideration for the assumption of the Assumed Warranty Repairs, an amount equal to $1,720,000 (the "ASSUMPTION PAYMENT").

     2.8 Allocation. On or before the Closing Date, Seller and Buyer shall negotiate in good faith an allocation of the Purchase Price among the Acquired Assets (as well as the Assumed Liabilities) that complies with Section 1060 of the Code with respect to the allocation of the Purchase Price. If the allocation is not agreed upon on or before the Closing Date, then Buyer and

Seller agree that the allocation shall be made and consistently reported by Buyer and Seller in compliance with Section 1060 based upon an asset valuation supplied by Ernst & Young L.L.P. The cost of such appraisal shall be shared equally by Buyer and Seller. Buyer will order such appraisal as soon as practicable after such date as Buyer and Seller fail to agree on such allocation. The appraisal, if required, shall be provided to Seller within 45 days after the date of such order. Seller and Buyer shall not take any position on their respective Tax Returns that is inconsistent with the allocation of the Purchase Price among the Acquired Assets and Assumed Liabilities as determined in accordance with this Section 2.8. Buyer and Seller shall duly prepare and timely file such reports and information returns as may be required under section 1060 of the Code and any Treasury regulations thereunder and any corresponding provisions of applicable state income tax laws to report such allocation of the Purchase Price.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement).

          (a) Organization, Authority. Seller is a Delaware corporation, duly organized, validly existing and in good standing in the state of its incorporation and has all necessary corporate power and authority to execute this Agreement and the other documents to be executed by it in connection herewith (collectively with this Agreement, "SELLER'S AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. Seller's execution, delivery and (subject to Seller obtaining the approval of its stockholders, which shall have been duly obtained by all necessary action prior to the Closing Date) performance of Seller's Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on its part and, assuming the due execution and delivery of Buyer's Agreements by Buyer, will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditors' rights or equitable principles generally.

          (b) No Conflict; Required Filings and Consents. Except as set forth on
     Schedule 3.1(b) or as would not, either singly or in aggregate, have a Material Adverse Effect, the execution, delivery and performance of Seller's Agreements by Seller does not require the consent of any Governmental Entity or third party (other than Consents required to assign the Acquired Assets to Buyer, each of which is listed on Schedule 3.1(b)), will not conflict with or violate the provisions of Seller's certificate of incorporation or bylaws or any Applicable Law or any judgment, order or ruling of any government authority having jurisdiction over Seller, will not, directly or indirectly, conflict with or constitute a breach or default under any Contract or Permit to which Seller is a party or to which Seller or the Acquired Assets are subject, and will not result in the creation of any Lien on the Acquired Assets.

          (c) Compliance with Applicable Law. To Seller's Knowledge, (i) Seller is in compliance with all Applicable Laws applicable to the Business and the Acquired Assets and has not violated such Applicable Laws in the ownership, use or operation of the Business, and (ii) no such violations have occurred which would affect Seller's ability to perform its obligations hereunder.

          (d) Absence of Litigation. Except as set forth on Schedule 3.1(d), Seller is not subject to any judgment, settlement, injunction, order or arbitration decision relating to the Acquired Assets or ownership, use or operations of the Business, and there is no litigation or administrative proceeding pending or, to Seller's Knowledge, threatened against Seller relating to the Acquired Assets or the Business or which would affect Seller's ability to perform its obligations hereunder.

          (e) Liens; Assumed Contracts. Seller owns and has, and following the Closing Buyer will have, good and marketable title to the Acquired Assets, which Acquired Assets include all real and personal property necessary to conduct the Business as currently conducted. Except as would not, either singly or in the aggregate, have a Material Adverse Effect, (i) each of the Assumed Contracts (including each lease or sublease) is a valid and binding obligation of Seller and is in full force and effect, and Seller is not, and (ii) to the Knowledge of Seller, no other party is, in default in any material respect under such Assumed Contracts (including each lease or sublease). Except as set forth on Schedule 3.1(e), no person other than Seller has any interest in any of the Acquired Assets, other than Seller's landlord with respect to Leased Real Property. The Acquired Assets shall be free and clear of all Liens as of the Closing Date.

          (f) Real Property. The Acquired Assets do not include any real property other than Leased Real Property. Seller has a valid leasehold interest in the Leased Real Property.

          (g) Insurance. Seller has held insurance issued by sound and reputable insurers against such risks as companies engaged in the Business, in accordance with reasonable business practice, would customarily be insured.

          (h) Labor. Seller is not a party to any collective bargaining agreement and has not agreed to recognize any union or other collective bargaining representative, nor has any union or collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. To Seller's Knowledge, no union organizational campaign or representation petition is currently pending with respect to any employees of Seller.

          (i) Intellectual Property. All Intellectual Property used in the Business is listed on Schedule 3.1(i). The Intellectual Property used by Seller in the Business is licensed to or owned by Seller, and Seller's rights to Intellectual Property included in the Acquired Assets will be assignable to Buyer on the Closing Date, subject to the receipt of any Consents required to assign such Intellectual Property to Buyer, each of which is listed on Schedule 3.1(b). Except as set forth on Schedule 3.1(i), all licenses of Intellectual Property are, to Seller's Knowledge, valid and uncontested, and Seller has received no notice of infringements or unlawful use of such property in connection with the operations of the Business.

          (j) Environmental Matters. Except as set forth in Schedule 3.1(j) attached hereto and as would not, either singly or in the aggregate, have a Material Adverse Effect, (i) Seller has conducted the Business in compliance with all applicable Environmental Laws, including, without limitation, having all environmental permits, registrations, licenses and other approvals and authorizations necessary for the operation of the Business as presently conducted; (ii) none of the Leased Real Property and other real property owned, operated or used in the Business by Seller contain any Hazardous Substance as a result of any activity of Seller in amounts exceeding the levels permitted by applicable Environmental Laws;
     (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Knowledge of Seller, threatened, against Seller relating to any violation, or alleged violation, of any Environmental Law; (iv) no Hazardous Substance has been disposed of, released or transported or arranged for transport or disposal in violation of any applicable Environmental Law from any Leased Real Property or other real property used in the Business by Seller as a result of any activity prior to Closing; and (v) there have been no environmental investigations, studies, audits, tests, reviews or other analysis regarding compliance or non-compliance with any applicable Environmental Law conducted by or which are in the possession of Seller relating to the activities of Seller which are not listed on Schedule 3.1(j) attached hereto prior to the date hereof.

          (k) Taxes. Seller has timely filed or caused to be timely filed all Tax Returns affecting the Business or the Acquired Assets which are required to be filed by Seller, all such Tax Returns which have been filed are accurate and complete in all material respects, and Seller has timely paid all Taxes shown on such Tax Returns or on any Tax assessment received by Seller to the extent that such Taxes have become due. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes upon the Business or the Acquired Assets. Seller has not received notice of any Tax deficiency or delinquency. Except as set forth on Schedule 3.1(k), (i) no Internal Revenue Service audit of Seller is pending or, to the Knowledge of Seller, threatened, and the results of any completed audits are properly reflected in the Financial Statements and (ii) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. All monies required to be withheld by Seller from employees or collected from customers for Taxes and the portion of any Taxes to be paid by Seller to any Governmental Entity or set aside in accounts for such purposes have been so paid or set aside. There are no legal, administrative, or tax proceedings pursuant to which Seller is or, to Seller's Knowledge, could be made liable for any Taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Business or the Acquired Assets. None of the Acquired Assets directly or indirectly secures any debt the interest on which is exempt from tax under sec. 103(a) of the Code, and none of the Acquired Assets is "tax-exempt use property" within the meaning of sec. 168(h) of the Code. Seller is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (l) Texas Sales Tax. Seller represents and warrants that the Acquired Assets constitute the entire operating assets of a separate branch, division, or identifiable segment of a business as such phrase is used in sec. 151.304(b)(2) of the Texas Tax Code and sec. 3.316(d) of Title 34 of the Texas Administrative Code.

          (m) Disclosure. No representation or warranty made by Seller and contained in this Agreement contains any untrue statement of a material fact or omits any material fact required to make any statement contained herein not misleading. Seller is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement):

          (a) Organization; Authority. Buyer is a Texas corporation, duly organized, validly existing and in good standing in the state of its incorporation and has all necessary corporate power and authority to execute this Agreement and the other documents to be executed by it in connection herewith (collectively with this Agreement, "BUYER'S AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. Buyer's execution, delivery and performance of Buyer's Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on its part and, assuming the due execution and delivery of Seller's Agreements (as hereinafter defined) by Seller, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditors' rights or equitable principles generally.

          (b) No Conflict. The execution and delivery of the Buyer's Agreements by Buyer do not, and the performance by Buyer of the transactions contemplated hereby or thereby will not, violate, conflict with, or result in any breach of any provision of Buyer's Articles of Incorporation or Bylaws, violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate any obligation under any of the terms, conditions, or provisions of any Contract to which Buyer is a party, or violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation, of any Governmental Entity applicable to Buyer. No Consent of any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of any Buyer's Agreements by Buyer or the consummation of the transactions contemplated hereby or thereby.

          (c) Required Filings and Consents. The execution, delivery and performance of Buyer's Agreements by Buyer does not require the consent of a Governmental Entity or a third party not affiliated with Buyer.

          (d) Sellers' Representations and Warranties. No facts have come to the attention of Buyer or its officers, directors or employees that cause such persons to believe that any representation or warranty made by Seller, as of the dates such representations and warranties are made, contains any untrue statement.

          (e) Financing. Buyer has delivered to Seller true and correct copies of the non-binding summaries of terms and conditions from its prospective lenders in connection with Buyer's financing of the transactions contemplated hereby, and such documents have not been materially modified, superseded, rescinded or revoked as of the date hereof.

     3.3  Employee Matters.

          (a) Representations and Warranties.

               (i) Neither the Seller nor any corporation, trade, business, or entity under common control with the Seller, within the meaning of
          Section 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended ("CODE"), or Section 4001 of ERISA, ("COMMONLY CONTROLLED ENTITY") contributes to or has an obligation to contribute to, nor has the Seller or any Commonly Controlled Entity at any time contributed to or had an obligation to contribute to, either (A) a multiemployer plan within the meaning of Section 3(37) of ERISA or
          (B) a plan subject to Title IV of ERISA.

               (ii) All obligations of Seller arising under the continuation of health coverage provisions of Section 4980B of the Code and Sections 601 through 608 of ERISA or similar state law have been performed.

               (iii) Seller shall retain or assume each Employee Benefit Plan, and Buyer shall not assume or be liable for any obligations under any Employee Benefit Plan or portion of any Employee Benefit Plan or under any employee benefit plan maintained by a Commonly Controlled Entity.

          (b) Offers of Employment. Seller shall use commercially reasonable efforts, consistent with its present business plan, to retain the employees presently employed in the Business (the "EMPLOYEES") until the Closing Date. On or prior to the Closing Date, Buyer shall offer (and Seller shall permit Buyer to offer) employment with Buyer in substantially similar jobs (as defined in the retention and severance package for the "BridgePoint business unit," a true and correct copy of which has been provided to Buyer and Buyer's counsel), effective as of the Closing Date, to the Employees listed on Exhibit 8 hereto and who are employed in the Business on the Closing Date. Subject to the foregoing, such offer shall otherwise be on terms and conditions determined by Buyer and shall include an initial bonus package to each such Employee who accepts Buyer's offer of employment effective as of the Closing Date (the "TRANSFERRED EMPLOYEES") comparable to the "BridgePoint business unit" severance and retention package presently offered by Seller.

          Upon the Closing, Seller waives any claims against Buyer and any of Seller's employees who are extended an offer of employment by Buyer to the extent such claims arise from such employment or offer of Employment by Buyer, including any claims arising under the "BridgePoint business unit" severance and retention package, and any employment agreement or non-competition agreement between such person and Seller.

          (c) Benefits. Buyer shall use commercially reasonable efforts to provide the Transferred Employees with a benefits package substantially equivalent in the aggregate to the benefits package presently provided to such Transferred Employees by Seller (excluding any stock option or other equity and non-equity incentive or bonus plans or agreements); provided, that Buyer shall be so obligated only (i) to the extent Seller has provided Buyer and Buyer's counsel, at least 30 days prior to the Closing Date, a true and correct copy of each Employee Benefit Plan in effect on such date and (ii) if Seller uses all commercially reasonable efforts to assist Buyer in obtaining such benefits for the Transferred Employees.

          (d) Non-Solicitation. Seller shall not, for a one year period following the Closing Date, induce, entice, hire or attempt to hire or employ any Transferred Employee on its own behalf or on behalf of any person who is engaged in the same or a similar business as the Business, or induce or attempt to induce any Employee to leave the employ or cease doing business with Buyer or its Affiliates.

          (e) COBRA. With respect to each "qualifying event" (within the meaning of Section 603 of ERISA and Section 4980B(f)(3) of the Code) that occurred on or prior to the Closing Date, Seller shall cause to be provided to all employees and former employees of the Business sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of Seller, any Commonly Controlled Entity (as defined in Section 3.1(l)), and (solely for employees other than the Transferred Employees) Buyer under the continuation of coverage provisions described in
     Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar continuation of health coverage provisions under applicable state law to the extent not preempted by applicable federal law. Nothing in this
     Section 3.1(e)shall be construed to impose on Seller any obligation to maintain medical, mental health, vision, dental or other group health benefits not mandated by applicable law.

                                   ARTICLE 4

                                   COVENANTS

     4.1  Conduct of Business.

          (a) Except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, from the date of this Agreement until the Closing, Seller covenants and agrees that Seller shall not:

             (i) conduct the Business in any manner except in the ordinary course consistent with its present business plan; or

             (ii) fail to use commercially reasonable efforts to preserve intact the present business organization of the Business and to keep available the services of its present officers, managerial personnel and key employees or independent contractors (provided, that Seller shall not be required to pay any such persons more than their present compensation and existing benefits and severance packages) and preserve its relationships with customers, suppliers and others having Business dealings with it; or

             (iii) fail to use commercially reasonable efforts to maintain the Acquired Assets in their current condition, except for scheduled expiration of any Assumed Contracts or ordinary wear and tear and damage by casualty governed by Section 4.9 or fail to repair, maintain, or replace any of the Acquired Assets consisting of equipment in the ordinary course of business in accordance with past practice; or

             (iv) modify, terminate or renew any lease for Equipment; or

             (v) agree or offer to sell, license, sublicense, transfer or otherwise limit or dispose of any Intellectual Property necessary for or used in the Business; or

             (vi) discontinue any Product line; or

             (vii) incur any material Trade Payables or make any material capital expenditure related to the Business; or

             (viii) alter Seller's processes, methods or procedures of manufacture, sale or marketing of Products; or

             (ix) except for amendments, terminations (without payment of penalty or damages), renewals, or failures to renew (without payment of penalty or damages) of employment agreements with employees in the ordinary course of business and consistent with past practice (subject to prior consultation with Buyer reasonably in advance thereof), materially amend, terminate, or fail to use all commercially reasonable efforts to renew any Assumed Contract (other than Contracts for leased Equipment), or default in any material respect (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a material default) under any Assumed Contract or enter into any new material Contract; or

             (x) adopt any new employee benefit plan or amend any Employee Benefit Plan, or increase in any manner the compensation or fringe benefits of any officer, director, or employee or other personnel (whether employees or independent contractors), except as required by law; or

             (xi) terminate any officers, managerial personnel or supervisory employees of Seller used in the Business without prior consultation with Buyer regarding the basis for such termination; or

             (xii) acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any Acquired Assets except for fair value in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than with respect to Inventory), whether in one or more transactions, in no event involving an Acquired Asset or Acquired Assets having an aggregate fair market value in excess of $25,000; or

             (xiii) mortgage, pledge, or subject to any Lien any of the Acquired Assets; or

             (xiv) change in any material respect its existing practices and procedures with respect to the collection of Accounts Receivable (except with respect to good faith attempts to obtain payment of a past due receivable or a contested receivable) or cancel, settle, waive or otherwise compromise any right or claim relating to the Acquired Assets; or

             (xv) change in any material respect its existing practices and procedures with respect to Accounts Payable or delay or postpone (beyond Seller's ordinary practice) the payment of any Accounts Payable or other liabilities relating to the Business; or

             (xvi) change existing practices and procedures for Inventory tracking, accounting and control; or

             (xvii) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

          (b) Buyer understands and acknowledges that Seller is currently in the process of disposing of its saleable assets (other than the Acquired Assets, except as sold to Buyer under this Agreement), shutting down its operations (other than the Business, except as sold to Buyer under this Agreement) and preparing for a subsequent dissolution and liquidation. Accordingly, no action or inaction of Seller relating to the foregoing shall be considered a breach of this Agreement solely to the extent that such actions or inactions do not relate to the Business or affect the Acquired Assets. Without limiting the foregoing, neither (i) the mailing of "End of Life" letters in form and substance substantially as sent prior to the date hereof to its customers and suppliers notifying them of the foregoing or (ii) the sale of certain assets of Seller to Fujitsu Limited pursuant to the Asset Purchase Agreement, dated as of July 7, 1998, between Seller and Fujitsu Limited, in the form provided to Buyer and Buyer's counsel shall be considered a breach of this Agreement. In addition, no action of Seller shall be deemed a breach of this Agreement if it is taken at the direction of Joe David Jones or by any person under Joe David Jones' supervision or direction.

          (c) During the period after June 29, 1998 through the Closing Date, Seller shall provide Buyer and Buyer's officers, directors and employees full access to the operation and management of the Business and the right to participate, where commercially practicable, in the operations, management and decision-making processes of the Business; provided, that Seller shall have the final decision making authority. In addition, during such period Seller shall provide reasonable advance notice to Buyer of any proposed sales of microprocessors (including the proposed use for such microprocessors) and Buyer shall, as soon as is reasonably practicable (but in any event within two (2) business days of receipt by Buyer), notify Seller as to whether Buyer agrees or disagrees with the fitness of such Product for the intended purpose. If Buyer fails to respond to such notice within two (2) business days of receipt thereof, Buyer shall be deemed to have agreed to the intended purpose set forth in such notice. If Buyer timely disagrees with the fitness for the particular purpose intended for such Product (each, a "DISAGREED USE"), then Seller shall either (i) not sell such Product for such use, or (ii) sell such Product and retain the warranty repair liabilities for failure of fitness for a particular purpose for such Products.

     4.2 No Solicitation of Transactions. Seller shall not, nor shall it permit any of its Affiliates to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of Seller or any of its Affiliates to, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any such proposal; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of Seller, determined in good faith by a majority of the disinterested members thereof based on the advice of Seller's counsel, Seller may, in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information to, any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) pursuant to a confidentiality and standstill agreement with respect to an Acquisition Proposal. Buyer acknowledges that Seller's Board of Directors may in good faith determine that its fiduciary obligations may require Seller to so respond to an Acquisition Proposal which the Board of Directors deems to be superior in light of all of the relevant terms. For purposes hereof an "ACQUISITION PROPOSAL" means any proposal, other than a proposal by Buyer, for the sale of all or any portion of the Business (other than Products in the normal course of business), and does not include a proposal for the acquisition, merger or combination of Seller as a whole or the sale of any assets of Seller other than the Acquired Assets. Notwithstanding the above, Seller may continue discussions currently in progress regarding an acquisition proposal.

     4.3 Access and Information. Until the Closing, Seller shall afford to Buyer and its representatives (including accountants and counsel) reasonable access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Seller, to all properties, books, records, and Tax Returns of Seller and all other information with respect to the Business, together with the opportunity to make copies of such books, records, and other documents and to discuss the Business of Seller with such officers, directors, managerial personnel, accountants, consultants, and counsel for Seller as Buyer deems reasonably necessary or appropriate for the purposes of familiarizing itself with Seller and the Business, including the right to visit Seller's facilities; provided, that Seller shall not be obligated to provide any documents which Seller determines in good faith would result in a loss of a legal privilege for the disclosure of such documents, including the attorney-client privilege. Buyer shall maintain the confidentiality of all materials reviewed by Buyer or its representatives, and shall return any copies of such materials to Seller after the termination of this Agreement, all in accordance with the confidentiality letter, dated as of June 24, 1998, between Buyer and Seller.

     4.4 Compliance With Laws. Prior to the Closing, Seller shall use reasonable efforts to cause the Business to be operated in accordance with all Applicable Laws, regulations, rules, and orders. If Seller (or its counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the Applicable Laws or the rules and regulations of any Governmental Entity, Seller shall promptly notify Buyer in writing and use reasonable efforts to take such steps as may be necessary to cure such violation or contest such claimed violation in good faith.

     4.5 Notification of Certain Matters. Each party hereto shall give prompt written notice to the other party of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) the failure of such party, or any officer, director, employee, or agent of such party, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

     4.6 Third Party Consents. After the date hereof and prior to the Closing, Seller shall use all commercially reasonable efforts to obtain the written consent from any party to any Contract, agreement or instrument, including each Assumed Contract, Permit, Software license, Intellectual Property license or Lease which is required to permit the consummation of the transactions contemplated hereby. Buyer shall provide all reasonable assistance to Seller to obtain such consents, including by providing financial information about Buyer to Seller and such other parties to a Contract, to the extent that such assistance does not conflict with or violate any confidentiality or non-disclosure restrictions applicable to Buyer. No Consent required for the assignment of the Acquired Assets set forth on Schedule 3.1(b), except as specifically set forth in Section 5.2(d), shall be a condition to Buyer's obligation to consummate the transactions contemplated by this Agreement. Except for any breach of the covenants set forth in Article 4, Seller shall have no liability to Buyer for the failure to obtain any such Consents. Notwithstanding anything to the contrary contained in this Agreement, Seller will not assign to Buyer at the Closing any Acquired Assets which require, prior to its assignment, the Consent of any third party unless such Consent has been obtained prior to or on the Closing Date. With respect to each such Acquired Asset not assigned at the Closing, Seller shall maintain its interest in such Acquired Asset and Buyer and Seller shall use all commercially reasonable efforts to obtain such Consents. Such Acquired Assets shall be promptly assigned and transferred to Buyer immediately upon receipt of such Consent. Notwithstanding the absence of any Consent to the assignment of an Acquired Asset, Seller shall maintain its interests in such Acquired Asset for the benefit of Buyer and, to the extent that Seller may provide Buyer with such benefits without violating the terms of any Contract affecting such Acquired Asset, Buyer shall be entitled to all benefits in and under such Acquired Asset from and after the Closing Date. To the extent the benefits (net of any related expenses, which shall be prorated in accordance with Section 2.6), under an Assumed Contract are provided to Buyer, Buyer shall perform at its sole expense the obligations of Seller to be performed under the Assumed Contracts and shall indemnify Seller for all obligations arising under such Assumed Contracts for events occurring after June 29, 1998 (except for knowing or bad faith violations of the terms or conditions of such Assumed

Contracts by Seller that are not directly attributable to Joe David Jones or other officers, directors or employees of Buyer at the time of any such violation or persons under their immediate supervision at such time).

     4.7 Supply Agreement. Seller will use all reasonable efforts to cause Fujitsu Limited to enter into an agreement with Buyer for the purchase of silicon and cell license rights upon the same or substantially similar terms and conditions as those set forth in the unsigned Silicon Wafer Supply Agreement between Seller and Fujitsu Limited.

     4.8 Interim Assistance. To the extent practicable, Seller will provide reasonable assistance to Buyer (i) through July 31, 1998 to instruct Buyer and its representatives with respect to the testing procedures, processes and engineering for the Business, including making reasonably available to Buyer a team of up to three (3) of Seller's employees (specifically including Phil Rostron), and (ii) through the later of July 31, 1998 or the Closing Date for the orderly transfer of accounting and Inventory tracking processes and procedures for the Business, including making reasonably available a team of up to four (4) of Seller's employees (specifically including Carter Godwin). To the extent practicable, Seller shall provide Buyer the right to use, or a limited sublicense for, the enterprise resource planning software system licensed to Seller by SAP for the period necessary for Buyer to achieve an orderly transition of the Business.

     4.9  Risk of Loss.

          (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Acquired Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation, or condemnation, which notice shall provide an estimate of the costs to repair, restore or replace such Acquired Assets and shall state whether Seller intends to repair, restore or replace such assets.

          (b) If Seller, at its expense, repairs, replaces, or restores such Acquired Assets to their prior condition to the satisfaction of Buyer before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

          (c) If Seller does not or cannot restore or replace lost, damaged, impaired, confiscated or condemned Acquired Assets, Buyer may at its option:

             (i) terminate this Agreement by notice forthwith without any further obligation hereunder if the replacement cost of such Acquired Assets exceeds $500,000 in the aggregate; or

             (ii) proceed to the Closing of this Agreement without Seller completing the restoration and replacement of such Acquired Assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Buyer and that the Purchase Price shall be reduced by the repair or replacement costs of any Acquired Asset to the extent not covered by such insurance proceeds or condemnation award, and in such event, Seller shall have no further liability with respect to the condition of the Acquired Assets directly attributable to the loss, damage, impairment, confiscation, or condemnation; provided, that the Purchase Price may not be reduced by more than $1,000,000 without Seller's consent.

          (d) Buyer will notify Seller of a decision under the options described in Section 4.9(c) above within ten business days after Seller's notice to Buyer of the damage or destruction of Acquired Assets; provided, however, that if Seller states that it intends to restore the damaged Acquired Assets and if Seller has not restored such damaged Acquired Assets immediately prior to the Closing Date, notwithstanding Buyer's prior delivery of a notice to proceed pursuant to this Section 4.9(d), Buyer shall have the right to either postpone the Closing or terminate this Agreement by notice forthwith.

     4.10 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seeks to enforce such Assumed Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for Seller to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request and the sole expense of Buyer, and at no cost, expense or liability to Seller, Seller shall take such action as Buyer may reasonably request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement. Seller agrees to assist Buyer in establishing any facts regarding the Acquired Assets or Seller that would provide an exemption from sales and/or use taxes for the Acquired Assets.

                                   ARTICLE 5

                              CONDITIONS PRECEDENT

     5.1 Conditions to Each Party's Obligation. The respective obligations of Buyer and Seller to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

          (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

     5.2 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

          (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Seller contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          (b) Performance of Obligations. Seller shall have performed in all material respects (provided that any covenant or agreement of Seller contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by it under this Agreement prior to the Closing Date.

          (c) Material Adverse Effect. No events or conditions shall have occurred since the date hereof and neither Seller nor Buyer shall be aware of any event or condition reasonably likely to occur after the Closing Date which, individually or in the aggregate, have or are expected to have a Material Adverse Effect on the Business or the Acquired Assets.

          (d) Consents Under Agreements. Buyer shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to each Assumed Contract listed on Exhibit 9 (the "KEY ASSUMED CONTRACTS") (including evidence of the payment of any required payments) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby and such consent or approval shall be in form and substance reasonably satisfactory to Buyer.

          (e) Wafer Supply Agreement. Buyer shall have entered into an agreement with Fujitsu Limited for the supply of silicon wafers and cell license rights on terms and conditions reasonably acceptable to Buyer.

          (f) Legal Opinions. Buyer shall have received from Irell & Manella LLP, counsel to Seller, an opinion dated the Closing Date, in substantially the form attached as Exhibit D hereto, which opinion, if requested by Buyer, shall expressly provide that it may be relied upon by Buyer's lenders or other sources of financing with respect to the transactions contemplated hereby.

          (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Seller pursuant to Section 6.2(b) shall have been delivered.

          (h) Financing. Buyer shall have obtained debt and equity financing in at least the amount of $9,000,000 and upon terms and conditions reasonably satisfactory to Buyer in light of the collateral provided, the interest, fees and other costs charged, and the resulting leverage of Buyer.

     5.3 Conditions to Obligations of the Seller. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller.

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects (provided that any covenant or agreement of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to the Closing Date.

          (c) Closing, Deliveries. All documents and instruments required to be delivered by Buyer pursuant to Section 6.2(a) shall have been delivered.

          (d) Approval. Seller shall have obtained a resolution of Seller's board of directors and, if required by Applicable Law, of Seller's shareholders approving this Agreement.

          (e) Legal Opinion. Seller shall have received from Vinson & Elkins L.L.P., counsel to Buyer, an opinion dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

          (f) Buyer's Capitalization. Seller shall have had a reasonable opportunity to review Buyer's capitalization and the terms of its debt financing, and Seller shall be reasonably satisfied with Buyer's ability to perform its obligations hereunder (including the assumption by Buyer of the Assumed Liabilities).

                                   ARTICLE 6

                                    CLOSING

     6.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 5, the Closing will take place at the offices of Vinson & Elkins L.L.P., Austin, Texas, at 10:00 a.m., local time, on August 15, 1998, or as soon thereafter as the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby shall have occurred (other than with respect to actions to be taken at the Closing) or at such other place and time as Buyer and Seller may agree (the "CLOSING DATE").

     6.2  Actions to Occur at Closing.

          (a) At the Closing, Buyer shall deliver to Seller (or to the Escrow Agent, as indicated), unless delivery thereof has been waived by Buyer, the following:

             (i) Purchase Price. The Purchase Price (less the Indemnification Holdback Amount, the Tax Holdback Amount and subject to any proration pursuant to Section 2.6) by wire transfer of immediately available funds;

             (ii) Holdback Amount. The Indemnification Holdback Amount to the Escrow Agent by wire transfer of immediately available funds;

             (iii) Assumption Agreement. A counterpart of the Assumption Agreement executed by Buyer;

             (iv) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by Buyer; and

             (v) Legal Opinions. The opinions of counsel referred to in Section 5.3.

             (vi) Intellectual Property License Agreement. A counterpart of the Intellectual Property License Agreement executed by Buyer.

        (b) At the Closing, Seller shall deliver to Buyer the following:

             (i) Assumption Payment. The Assumption Payment by wire transfer of immediately available funds.

             (ii) Assumption Agreement. A counterpart of the Assumption Agreement executed by Seller;

             (iii) Bill of Sale and Assignment. A counterpart of the Bill of Sale and Assignment executed by Seller, together with any other assignments and other transfer documents as requested by Buyer;

             (iv) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by Seller;

             (v) Legal Opinions. The opinions of counsel referred to in Section 5.2;

             (vi) Tax Certificate. A properly executed receipt or certificate from the Texas comptroller of public accounts (as described in "sec.sec. 31.08 and 111.020 of the Texas Tax Code) stating the amount, if any, of Texas Taxes that Seller owes for any period up to and including the Closing Date (the "TAX CERTIFICATE");

             (vii) Intellectual Property License Agreement. A counterpart of the Intellectual Property License Agreement executed by Seller and Fujitsu Limited;

             (viii) Consents; Acknowledgments. The original or, if no original is reasonably available, a copy of each Consent described in Section 5.2; and

             (ix) Estoppel Certificates. Estoppel certificates from the lessor(s) of the Leased Real Property in a form and substance reasonably satisfactory to Buyer and its lenders or other financing sources.

          (c) At the Closing, Buyer shall receive from the chief executive officer or chief financial officer of Seller a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     7.1  Termination. This Agreement may be terminated prior to the Closing:

          (a) by mutual consent of Buyer and Seller;

          (b) by either Seller or Buyer:

             (i) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Article 5, as applicable, and (B) cannot be or has not been cured within 20 days (the "CURE PERIOD") following receipt by the breaching party of written notice of such breach;

             (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable; or

             (iii) if the Closing shall not have occurred by the later of (x) August 15, 1998, (y) fifteen days after the receipt of all required Consents of Governmental Entities, or (z) fifteen days after the date Seller is first permitted under Applicable Law to act upon the vote of Seller's shareholders necessary to consummate the transactions hereunder; provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) by Buyer pursuant to the provisions of Section 4.9; or

          (d) subject to Section 9.7, by Seller, if Seller enters into a binding agreement for the acquisition, merger or combination of Seller as a whole or the sale of all of Seller's assets as a whole.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other party.

     7.2 Effect of Termination. In the event of a termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of either Buyer or Seller, except as set forth in Section 9.7 and for liability arising out of a breach of this Agreement. Article 1, Section 4.9 and this Article 7 shall survive the termination of this Agreement. Except as set forth in Section 9.7, each of the parties hereto shall be responsible for its own expenses and those of its advisors, and no party hereto, nor any of their Affiliates, shall be responsible to the other parties, or any of their Affiliates, for any expenses relating to the transactions contemplated by this Agreement.

                                   ARTICLE 8

                                INDEMNIFICATION

     8.1 Indemnification of Buyer. Subject to the provisions of this Article 8 and Section 9.6, Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

     8.2 Indemnification of Seller. Subject to the provisions of this Article 8 and Section 9.6, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

     8.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any person who is obligated to provide indemnification hereunder (an "INDEMNIFYING PARTY") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "THIRD-PARTY ACTION") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 8 unless the failure to give such notice materially and adversely prejudices such

Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

          (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, or (iii) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

          (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business;

          (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

          (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 8 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     8.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 8.5(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim except to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

     8.5 Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Costs pursuant to this Article 8 unless a written claim for indemnification in accordance with Section 8.3 or 8.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the date which is 12 months after the Closing Date, except that this time limitation shall not apply to any claims at law or equity based on a party's fraudulent acts or omissions, which shall survive until the expiration of the applicable statute of limitations.

     8.6 Dispute Resolution. Any controversy, dispute or claim for indemnification arising pursuant to this Article 8 (a "DISPUTE") shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 8.6, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act. Judgment on any matter rendered by arbitrators may be entered in any court having jurisdiction. Any arbitration shall be conducted before three arbitrators. The arbitrators shall be individuals knowledgeable in the subject matter of the Dispute. Each of Buyer and Seller shall select one arbitrator by written notice to the other party within fifteen (15) days after a request by one party for arbitration and the two arbitrators so selected shall select the third arbitrator. If the third arbitrator is not selected within thirty (30) days after the request for an arbitration, then any party may request the AAA to select the third arbitrator. The arbitrators may engage engineers, accountants or other consultants they deem necessary to render a conclusion in the arbitration proceeding. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 90 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Austin, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. Subject to the limitations set forth in this Agreement, the arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. All fees of the arbitrators and any engineer, accountant or other consultant engaged by the arbitrators, shall be shared equally between the parties unless otherwise awarded by the arbitrators.

     8.7 Instructions to Escrow Agent. Seller hereby covenants and agrees that at any time prior to the expiration of the Indemnification Escrow Agreement Seller is or becomes obligated to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs under this Article 8, at Buyer's request, Seller will execute and deliver to the Escrow Agent written instructions to release to the Buyer Indemnified Party such portion of the Indemnification Holdback Amount as is necessary to indemnify the Buyer Indemnified Party for such Buyer Indemnified Costs.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 Survival of Representations, Warranties, and Covenants; Limitation of Liability. Except as otherwise provided in the next two sentences, the representations and warranties set forth in this Agreement shall terminate on the date which is 12 months after the Closing Date, except that this time limitation shall not apply to any claims at law or in equity based on a party's fraudulent acts or omissions, which shall survive until the expiration of the applicable statute of limitations. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but such termination shall not affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in this Agreement shall survive the Closing indefinitely. Notwithstanding any other provision hereof or any applicable law, (i) no claim based on the breach of any representation of Seller herein may be asserted by Buyer under this Agreement if Buyer had Knowledge of the facts and circumstances giving rise to such breach prior to the date hereof and (ii) no claim based on the breach of any representation or warranty of Buyer in Section 3.2(d) may be asserted by Seller. Any specific disclosure on the Schedules hereto made with reference to one or more subsections of Section 3.1 shall be deemed disclosed with respect to each other subsection of such Section as to which such disclosure is relevant; provided, that such relevance is reasonably apparent. Notwithstanding any other provision of this Agreement, in the event that the Closing occurs, Buyer's sole and exclusive remedy for any breach by Seller of any representation, warranty or covenant in this Agreement shall be indemnification pursuant to Section 8.1, and in no event shall Seller's aggregate liability for all such breaches exceed the amounts held pursuant to the Indemnification Escrow Agreement. In the event the Closing does not occur, Seller's sole liability for breach of any representation or warranty hereunder shall be limited to payment of the reasonable and documented costs and expenses incurred by Buyer in connection with the preparation, negotiation and attempted consummation of the transactions contemplated by this Agreement up to $100,000 and, if the failure of the Closing to occur is a result of Seller's breach of this Agreement, Seller shall pay such costs and expenses up to such amount.

     9.2 Further Actions. After the Closing Date, Seller shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by Buyer in order to transfer and assign to, and vest in, Buyer the Acquired Assets pursuant to the terms of this Agreement.

     9.3 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.4 Waiver of Compliance. Any failure of Buyer on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     9.5 Specific Performance. The parties recognize that in the event Seller should refuse to perform under the provisions of this Agreement (excluding Sections 4.2 and 9.7), monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller hereby waives the defense that there is an adequate remedy at law.

     9.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     9.7 Expenses and Obligations. Except as otherwise expressly provided in this Section 9.7, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. Notwithstanding the foregoing, (a) the fee payable to the Escrow Agent shall be borne as provided in the Indemnification Escrow Agreement, and (b) all sales taxes, if any, arising out of the transactions contemplated by this Agreement shall be paid by Seller. If the transactions contemplated by this Agreement are not consummated as a result of (x) a termination by Buyer pursuant to Section 7.1(b)(i) or (y) Seller entering into any agreement or letter of intent with respect to an Acquisition Proposal or any proposal, agreement or letter of intent for the acquisition, merger or combination of Seller as a whole, then Seller agrees to pay the reasonable and documented costs and expenses incurred by Buyer in connection with the preparation, negotiation and consummation of such transactions up to $100,000 within ten (10) days after receipt of Buyer's request for reimbursement. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

     9.8 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their permitted successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article 8) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) If to Buyer, to

          BridgePoint Technical Manufacturing Corporation
          4007 Commercial Center Drive
          Austin, Texas 78744
          Attn: Joe David Jones
          Telephone: (512) 436-2501
          Facsimile: (512) 434-4750

          with copies to

          Vinson & Elkins L.L.P.
          One American Center
          600 Congress Avenue
          Suite 2700
          Austin, Texas 78701-3200
          Attn: Kyle K. Fox, Esq.
          Telephone: (512) 495-8539
          Facsimile: (512) 236-3340

      (b) If to Seller, to

          Ross Technology, Inc.
          5316 Highway 290 West
          Austin, Texas 78735
          Attn: Francis S. ("Kit") Webster III
          Telephone: (512) 436-2578
          Facsimile: (512) 892-3402

          with a copy to

          Irell & Manella LLP
          1800 Avenue of the Stars
          Suite 900
          Los Angeles, California 90067-4276
          Attn: Andrew W. Gross, Esq.
          Telephone: (310) 203-7032
          Facsimile: (310) 203-7199

All notices, requests or instructions given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if telecopied, (iii) three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

     9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.11 Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

     9.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

     9.13 Public Announcements. Except for statements made or press releases issued (i) pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, (ii) pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc., or (iii) as otherwise required by law, Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. Prior to the Closing, Seller will not issue any other press release or otherwise make any public statements regarding its business, except as may be required by Applicable Law or in a letter to be mutually agreed upon and jointly sent by Buyer and Seller to Seller's employees, landlords, suppliers or customers.

     9.14 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Seller. Seller shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, further, however, that unless written notice is given to Seller that any such collateral assignment has been foreclosed upon, Seller shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed as of the date first written above.

                                            SELLER:

                                            ROSS TECHNOLOGY, INC.

                                            By: /s/ FRANCIS S. (KIT) WEBSTER III
                                              ----------------------------------
                                                 Francis S. (Kit) Webster III
                                                   Chief Financial Officer

                                            BUYER:

                                            BRIDGEPOINT TECHNICAL
                                              MANUFACTURING CORPORATION

                                            By:     /s/ JOE DAVID JONES
                                              ----------------------------------
                                                         Joe David Jones
                                                  President and Chief Executive
                                                            Officer

                                   EXHIBIT A

                                    FORM OF
                              ASSUMPTION AGREEMENT

     THIS ASSUMPTION AGREEMENT (the "AGREEMENT") is made and entered into as of
this                day of July, 1998, by and between BridgePoint Technical
Manufacturing Corporation, a Texas corporation ("BUYER"), and Ross Technology, Inc., a Delaware corporation ("SELLER").

                                   WITNESSETH

     WHEREAS, concurrently with the execution and delivery hereof, Seller has sold to Buyer substantially all of the assets and properties of Seller that are used in the operation of Seller's manufacturing, failure analysis and reliability testing, sale, distribution and customer service business pursuant to that certain Asset Purchase Agreement, dated as of July 23, 1998 (the "PURCHASE AGREEMENT"), by and between Buyer and Seller; and

     WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer hereby covenants and agrees with Seller as follows:

          1. Effective as of the date hereof, Buyer hereby agrees to assume and be solely responsible for the payment, performance and discharge of all of the Assumed Contracts (as defined in the Purchase Agreement), other than the Assumed Contracts for which a Consent is required but has not been obtained except to the extent assumed by Buyer pursuant to Section 4.6 of the Purchase Agreement, and the Assumed Liabilities (as defined in the Purchase Agreement), subject, however, to the terms and conditions of the Purchase Agreement.

          2. Except as specifically provided in this Agreement and the Purchase Agreement, Buyer shall not be liable for and shall not assume any other obligations or liabilities of Seller (whether known or unknown, matured or unmatured, or fixed or contingent).

          3. The Buyer and Seller hereby agree to execute and deliver any and all additional documents that the other may reasonably request in order to more fully effect the agreements set forth in this Agreement.

          4. The undertakings, covenants, and agreements set forth herein shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns.

          5. This Agreement, being further documentation of the assumptions provided for in and by the Purchase Agreement, neither expands upon nor limits the rights, obligations or warranties of the parties under the Purchase Agreement. In the event of a conflict or ambiguity between the provisions of this Agreement and the Purchase Agreement, the provisions of the Purchase Agreement shall be controlling. The terms and conditions of this Agreement shall be governed and construed in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first written above.

                                            BRIDGEPOINT TECHNICAL
                                              MANUFACTURING CORPORATION

                                            By:
                                            ------------------------------------
                                                        Joe David Jones
                                                 President and Chief Executive
                                                          Officer

                                            ROSS TECHNOLOGY, INC.

                                            By:
                                            ------------------------------------

                                            Name:
                                            ------------------------------------

                                            Title:
                                            ------------------------------------

                                   EXHIBIT B

                                    FORM OF
                          BILL OF SALE AND ASSIGNMENT

STATE OF [                    ]

COUNTY OF [                    ]
                                   KNOW ALL MEN BY THESE PRESENTS:

     THAT Ross Technology, Inc., a Delaware corporation ("Grantor"), in consideration of the payment by BridgePoint Technical Manufacturing Corporation, a Texas corporation ("Grantee"), of the consideration specified in the Purchase Agreement (as hereinafter defined), the receipt and sufficiency of which are hereby acknowledged, does hereby sell, convey, transfer, assign and deliver unto Grantee, pursuant to that certain Asset Purchase Agreement, dated as of July 23, 1998 (the "PURCHASE AGREEMENT"), by and between Grantor and Grantee, all of Grantor's rights, titles, and interests in and to all of the assets, properties, contracts, leases (including, but not limited to, all of Grantor's interests as "tenant" or "lessee" under all real property leases), and agreements which are part of the Acquired Assets, but excluding the Excluded Assets and the items set forth on Schedule I hereto, which require a Consent to assignment and which shall be treated as set forth in Section 4.6 of the Purchase Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

     TO HAVE AND TO HOLD the Acquired Assets unto Grantee and its successors and assigns forever.

     Grantor covenants and agrees, for the benefit of Grantee and its successors and assigns, without further consideration, and whenever and as often as required so to do by Grantee and its successors and assigns, to execute and deliver to Grantee such other instruments of conveyance, transfer, and assignment and take such other action as Grantee may reasonably require to more fully and effectively to transfer, assign and convey to and vest in Grantee and its successors and assigns, the Acquired Assets.

     Grantor hereby constitutes and appoints Grantee and its successors and assigns Grantor's true and lawful attorneys, with full power of substitution, in Grantor's name and stead but on behalf and for the benefit of Grantee and its successors and assigns, to demand and receive any and all of the Acquired Assets and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, at the expense and for the benefit of Grantee and its successors and assigns, any and all proceedings at law, in equity or otherwise which Grantee or its successors or assigns may deem proper for the collection or reduction to possession of any of the Acquired Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, or intended so to be, and to do all acts and things in relation to the Acquired Assets which Grantee or its successors or assigns shall deem desirable. The foregoing powers are coupled with an interest and are and shall be irrevocable by Grantor or by its dissolution or in any manner or for any reason whatsoever.

     Grantor further authorizes Grantee and its successors and assigns to receive and open all mail, telegrams and other communications, and all express or other packages, addressed to Grantor and sent to the Lease Real Property (as defined in the Purchase Agreement) or to any of its officers, to retain the same insofar as they relate to the Business or the Acquired Assets, and to return and deliver the remainder of same to Grantor. To the extent such communications retained by Grantee relate to matters other than the Business or the Acquired Assets, Grantee agrees to deliver copies of such communications to Grantor in a reasonably prompt manner.

     Nothing in this Bill of Sale and Assignment, express or implied, is intended or shall be construed to confer upon, or to give to, any person, firm, corporation or other entity other than the Grantor, the Grantee, and their respective successors and assigns, any right or remedy under or by reason of this Bill of Sale and Assignment or any term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained in this Bill of Sale and Assignment shall be for the sole and exclusive benefit of the Grantor, the Grantee and their respective successors and assigns.

     This Bill of Sale and Assignment, being further documentation of the conveyances, transfers and assignments provided for in and by the Purchase Agreement, neither expands upon nor limits the rights, obligations or warranties of the parties under the Purchase Agreement. In the event of a conflict or ambiguity between the provisions of this Bill of Sale and Assignment and the Purchase Agreement, the provisions of the Purchase Agreement shall be controlling. The terms and conditions of this Bill of Sale and Assignment shall be governed and construed in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale of
Assignment as of this   day of July, 1998.

                                            ROSS TECHNOLOGY, INC.

                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                   EXHIBIT C

                                    FORM OF
                        INDEMNIFICATION ESCROW AGREEMENT

     THIS INDEMNIFICATION ESCROW AGREEMENT (this "AGREEMENT") is made and
entered into as of July   , 1998, by and among BridgePoint Technical
Manufacturing Corporation, a Texas corporation ("BUYER"), Ross Technology, Inc., a Delaware corporation ("SELLER"), and [Bank], a national banking association
with its headquarters in                (the "ESCROW AGENT").

                                    RECITALS

     A. Pursuant to the Asset Purchase Agreement, dated as of July 23, 1998 (the "PURCHASE AGREEMENT"), between Buyer and Seller, Buyer has agreed to purchase from Seller substantially all of the assets of Seller used in Seller's manufacturing, failure analysis and reliability testing, sale, distribution and customer service business (the "ACQUISITION"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

     B. It is a condition precedent to the consummation of the Acquisition that Buyer, Seller and the Escrow Agent execute and deliver this Agreement.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the recitals and of the respective agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

     SECTION 1. Establishment of Escrow Account. Concurrently with the execution hereof and pursuant to the Purchase Agreement, Buyer will deliver to the Escrow Agent $250,000 in cash (the "ESCROWED PROPERTY") by wire transfer of immediately available funds to an account designated by the Escrow Agent as the "Ross Technology Escrow Account" (the "ESCROW ACCOUNT"). The Escrowed Property and any interest, dividends, income, or other proceeds earned thereon from and after the Closing Date (the "INTEREST") shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions hereinafter set forth.

     SECTION 2. Investment of Proceeds of Escrowed Property.

          (a) The Escrow Agent shall from time to time invest and reinvest the Escrowed Property, if any, in such of the following investments as Buyer and Seller may from time to time elect by joint notice in writing ("PERMITTED INVESTMENTS"):

             (i) Any U.S. Government or U.S. Government Agency security;

             (ii) Any commercial paper rated A1/P1 or better;

             (iii) Any certificate of deposit or time deposit in any bank with a long-term debt rating of A or better from Moody's Investors Services, Inc. or Standard & Poor's Corporation;

             (iv) The [                    ] Treasury Fund; or

             (v) The following institutional money market funds:

                (1) Dreyfus Treasury Cash Management Fund

                (2) Provident T-Fund Dollar Account

                (3) Federated Treasury Obligations Fund

                (4) AIM Treasury Portfolio

     In the absence of written instructions to the contrary from Buyer and Seller, the Escrow Agent shall invest the Escrowed Property in Permitted Investments set forth in clause (iv) of this Section 2(a).

          (b) Any Interest shall be set aside and distributed as provided in
     Section 2(d).

          (c) The Escrow Agent will act upon investment instructions the business day after such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next business day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest Escrowed Property on the day the instructions are received. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure or delay in the making of an investment or reinvestment, unless such error, failure or delay results from the Escrow Agent's gross negligence or willful misconduct, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith. As and when the Escrowed Property or any Interest or any portion thereof is to be released under this Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith. None of the parties hereto shall be liable for any loss of principal or income due to the choice of Permitted Investments in which the Escrowed Property is invested or the choice of Permitted Investments that are converted into cash pursuant to this Section 2(c).

          (d) Except as otherwise provided herein, all Interest shall be distributed to Seller upon the termination of this Agreement pursuant to
     Section 15. Subject to Section 2(e) and the last sentence of Section 5(b), the Escrow Agent shall distribute to Seller, solely out of Interest, on a quarterly basis as of the last day of March, June, September and December, upon written demand of Seller, an amount equal to the product of the Effective Tax Rate (as defined below) times the taxable Interest for the quarter. For purposes of determining taxable interest, dividends and other income, the Escrow Agent shall provide an itemized report of all Interest for the quarter to Buyer and Seller at the close of business of the last day of the end of each such quarter, and Seller shall provide a summary to the Escrow Agent of all such income that is taxable. For this purpose, the "EFFECTIVE TAX RATE" shall mean the highest marginal effective combined federal, state and local income tax rate applicable to a corporate taxpayer as reasonably computed and provided to the Escrow Agent by Seller.

          (e) For tax purposes, the Escrowed Property shall be deemed property of Seller and all Interest shall be the income of Seller. Buyer and Seller shall file Tax Returns and the Escrow Agent shall file a Form 1099 consistent with such treatment. In the event that the Internal Revenue Service or any other governmental authority successfully claims that the Interest is taxable to Buyer for a taxable period, Seller shall promptly pay to Buyer all amounts paid by the Escrow Agent to Seller pursuant to
     Section 2(d) for such taxable period plus interest on such amounts at the rate specified by section 6621(a)(1) of the Code and corresponding provisions of applicable state and local laws to the extent such interest has been received by or credited to Seller, and Seller shall thereafter no longer have any right to receive payments under Section 2(d).

     SECTION 3. Release of the Escrowed Property to Indemnitees. The Escrow Agent shall disburse to Buyer (for its own account or for the account of any Indemnitee, as defined in Section 8) such portion of the Escrowed Property as instructed pursuant to this Section 3 to pay Buyer Indemnified Costs for which the Indemnitee is entitled to reimbursement pursuant to Article 8 of the Purchase Agreement. Payment shall be made not more than three business days after: (a) the delivery to the Escrow Agent of joint written instructions signed by Buyer and Seller specifying an amount to be paid to an Indemnitee or (b) the delivery to the Escrow Agent and Seller of a copy of a Final Determination (as defined below) establishing the Indemnitee's right to reimbursement under this Agreement and Article 8 of the Purchase Agreement with respect to such Buyer Indemnified Costs. A "FINAL DETERMINATION" shall mean a final, written findings of fact and conclusions of law by an arbitration panel pursuant to Section 8.6 of the Purchase Agreement.

     SECTION 4. No Distribution of Expenses. Except as provided in Section 8 of this Agreement with respect to Buyer, neither Seller nor Buyer shall be entitled to reimbursement out of the Escrowed Property for any costs and expenses incurred by them in connection with exercising their rights or performing their duties under this Agreement.

     SECTION 5. Segregation of the Fund. (a) The Escrow Agent shall segregate from the Escrow Account and transfer into a separate account (the "PENDING CLAIMS ACCOUNT") maintained by the Escrow Agent for the benefit of Buyer and Seller the portion of the Escrowed Property (together with the Interest) that may be necessary to satisfy in full all Pending Claims (as defined below), and shall hold such portion in accordance with this Section 5. "PENDING CLAIMS" shall mean unresolved Claims (as defined in Section 8) that are the subject of Claims Notices delivered under Section 8(b). Such segregated Escrowed Property (together with the Interest) will be invested pursuant to Section 2.

     (b) Any portion of the Escrowed Property segregated under Section 5(a) shall continue to be segregated (together with the interest, dividends, and other income earned thereon) by the Escrow Agent until the Escrow Agent is directed to release such Escrowed Property by (i) written instructions signed by Buyer and Seller instructing the Escrow Agent how to pay all or any portion of such segregated Escrowed Property (together with the Interest) or (ii) a copy of a Final

Determination establishing or denying the Indemnitee's right to reimbursement under Section 8. Notwithstanding the provisions of Section 2, if there is no Escrowed Property remaining except the Escrowed Property (together with the Interest) held in the Pending Claims Account, the Escrow Agent shall not release from the Pending Claims Account any amount in order to make a payment otherwise required under Section 2.

     SECTION 6. Distribution of Escrowed Property to Seller. Not later than the second business day after the date which is 12 months from the execution of this Agreement (the "RELEASE DATE"), the Escrow Agent shall distribute to Seller the remainder of the Escrowed Property (plus accrued and undistributed earnings on the Escrowed Property) minus the sum of the total amount of Escrowed Property that is then being segregated with respect to Pending Claims under Section 5. Any amounts segregated with respect to Pending Claims shall be released as provided in Section 5(b). Notwithstanding anything to the contrary contained herein, any provision hereof requiring the disbursement of Interest by the Escrow Agent shall be construed to refer only to Interest which has accrued and been paid to the Escrow Agent. Any Interest which has accrued and, except for the fact that it has not been paid to the Escrow Agent, would be required to be disbursed, shall be disbursed within two business days of being paid.

     SECTION 7. Taxpayer Identification Numbers. The parties acknowledge that payment of any Interest earned on the Escrowed Property invested in this escrow, or the distribution of any other amounts under this escrow, will be subject to backup withholding penalties unless a properly completed Internal Revenue Service Form W-8 or W-9 certification is submitted to the Escrow Agent by the party entitled to receive such payment. Any Form W-8 or W-9 certification shall be submitted to the Escrow Agent on or before the date hereof.

     SECTION 8. Claims Against the Escrowed Property. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement and the Purchase Agreement, the Buyer Indemnified Parties and their respective successors and assigns (collectively, the "INDEMNITEES") shall be entitled to reimbursement out of the Escrowed Property for any and all Buyer Indemnified Costs pursuant to and as provided in Article 8 of the Purchase Agreement (the "CLAIMS"). Notwithstanding any of the provisions of the Purchase Agreement, the Escrow Agent shall be entitled to conclusively rely upon the provisions of Sections 8(a)-(d) hereof in determining whether a Claim for indemnification shall be paid out of the Escrowed Property.

          (a) Claims against the Escrowed Property may be made by Buyer, on its own behalf or on behalf of any other Buyer Indemnified Party, for indemnification of any Buyer Indemnified Cost. No person other than Buyer shall be permitted to make a claim on behalf of the Buyer Indemnified Parties against the Escrowed Property for Buyer Indemnified Costs under this Section 8 unless Buyer provides written notice to Escrow Agent and Seller that Buyer has authorized another Buyer Indemnified Party to make such claims.

          (b) Buyer shall promptly notify Seller and the Escrow Agent in writing of any sums which Buyer claims are subject to indemnification ("CLAIMS NOTICE"). Failure of Buyer to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially and adversely prejudices Seller. Such notice shall consist of a description of the claim and specify each Buyer Indemnified Party and the amount
     (which may be estimated) of the claim in United States dollars.

          (c) Seller may contest the claims specified in Section 8(b) (or any portion thereof) by giving the Escrow Agent and Buyer written notice of such contest within ten days after receipt by Seller and Escrow Agent of a notice from Buyer under Section 8(b), which notice of contest shall include a statement of the grounds of such contest and shall state the amount of any such claim by Buyer that Seller does not dispute.

          (d) Payment of any claim for indemnification (or portion thereof) shall become due and payable as follows:

             (i) If, notwithstanding Section 3 of this Agreement, at 5:00 p.m. (New York City time) on the 30th business day after receipt by Seller and the Escrow Agent of a notice of claim for indemnification pursuant to Section 8(b) above, the Escrow Agent has not received written notice from Seller that Seller contests the claim (or portion thereof) pursuant to Section 8(c) above, the claim (or the uncontested portion thereof) shall be promptly paid by the Escrow Agent to Buyer;

             (ii) If Seller contests the claim (or portion thereof) pursuant to
        Section 8(c) and the claim (or portion thereof) is settled by written agreement of Seller and Buyer, the amount provided in such written agreement shall, upon receipt by the Escrow Agent of a copy of such written agreement, be promptly paid by the Escrow Agent pursuant to the terms of such written agreement; and

             (iii) If Seller contests the claim (or portion thereof) pursuant to
        Section 8(c) hereof and a Final Determination has been obtained, the amount set forth in such Final Determination shall be promptly paid by the Escrow Agent pursuant to the terms of such Final Determination.

     SECTION 9. Expiration of Indemnification Claims. Any claim for reimbursement from the Escrow Account must be asserted in writing by Buyer or any Buyer Indemnified Party designated pursuant to Section 8(a) in accordance with Section 8 by a writing received by Seller and the Escrow Agent prior to 5:00 p.m. (New York City time) on the Release Date.

     SECTION 10. The Escrow Agent. To induce the Escrow Agent to act hereunder, it is further agreed by Buyer and Seller that:

          (a) The Escrow Agent shall not be under any duty to give the Escrowed Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any Escrowed Property held hereunder except as directed in this Agreement. Uninvested Escrowed Property held hereunder shall not earn or accrue interest.

          (b) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

          (c) The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, Buyer and Seller shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor escrow agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Property or any loss of interest incident to any such delays. This Section 10(c) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

          (d) The Escrow Agent shall be entitled to rely in good faith upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

          (e) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in good faith in accordance with such advice.

          (f) The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Seller shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of the Escrowed Property and is not responsible for any other reporting. This Section 10(f) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

          (g) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

          (h) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

          (i) The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrowed Property to any successor escrow agent jointly designated by the other parties hereto in writing or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (the "RESIGNATION DATE"): (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the date which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. Upon the appointment of a successor escrow agent, such successor escrow agent shall deliver written notice to Buyer and Seller on the appointment of such successor escrow agent. If at the Resignation Date the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent's sole responsibility after the Resignation Date shall be to safekeep the Escrowed Property until receipt of a designation of successor escrow agent or a joint written disposition instruction by the other parties hereto or a Final Determination.

          (j) The Escrow Agent shall have no responsibility for the contents of any writing of any third party contemplated herein as a means to resolve disputes and may rely without any liability upon the contents thereof.

          (k) In the event of any disagreement between Buyer and Seller resulting in adverse claims or demands being made in connection with the Escrowed Property, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrowed Property until the Escrow Agent shall have received (i) a Final Determination (accompanied by the opinion of counsel referred to in Section 3) directing delivery of the Escrowed Property or (ii) a written agreement executed by Buyer and Seller directing delivery of the Escrowed Property, in which event the Escrow Agent shall disburse the Escrowed Property in accordance with such Final Determination or agreement. The Escrow Agent shall act on such Final Determination or agreement without further question.

          (l) The compensation of the Escrow Agent (as payment in full) for the services to be rendered by the Escrow Agent hereunder shall be the amount of $250 paid by Seller at the time of execution of this Agreement and
     $          annually thereafter, together with reimbursement for all
     reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel) not to exceed $1,000 absent any litigation or other dispute arising under this Agreement. All fees and expenses of the Escrow Agent hereunder shall be paid by Seller. Any fees or expenses of the Escrow Agent or its counsel which are not paid as provided for herein may be taken from any property held by the Escrow Agent hereunder. The Escrow Agent's fee may be adjusted from time to time to conform to its then current guidelines.

          (m) No prospectuses, press releases, reports and promotional material, or other similar materials which mention in any language the Escrow Agent's name or the rights, powers, or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless the Escrow Agent shall first have given its specific written consent thereto.

          (n) The other parties hereto authorize the Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it deems appropriate, including, but not limited to, the Depositary Trust Company and the Federal Reserve Book Entry System.

     SECTION 11. Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if transmitted by facsimile, upon acknowledgment of receipt thereof in writing by facsimile or otherwise; (b) if personally delivered, upon delivery or refusal of delivery; (c) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (d) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed to the respective party to whom such notice, consent, waiver, or other communication relates at the following addresses:

       (i) if to Buyer or to any Buyer Indemnified Party:

           BridgePoint Technical Manufacturing
           4007 Commercial Center Drive
           Austin, Texas 78744
           Attn: Joe David Jones
           Facsimile: (512) 436-2501
           Telephone: (512) 892-3317

           with a copy to:

           Vinson & Elkins L.L.P.
           One American Center
           600 Congress Avenue, Suite 2700
           Austin, Texas 78701-3200
           Attn: Kyle K. Fox
           Facsimile: (512) 236-3340
           Telephone: (512) 495-8539

      (ii) if to Seller, to:

           Ross Technology, Inc.
           5316 Highway 290 West
           Austin, Texas 78735
           Attn: Francis S. ("Kit") Webster III
           Telephone: (512) 436-2578
           Facsimile: (512) 892-3402
           with a copy to

           Irell & Manella LLP
           1800 Avenue of the Stars
           Suite 900
           Los Angeles, California 90067-4276
           Attn: Andrew W. Gross, Esq.
           Telephone: (310) 203-7032
           Facsimile: (310) 203-7199

     (iii) if to the Escrow Agent, to:

           -------------------------------------------

           -------------------------------------------

           -------------------------------------------

           Attn:
                --------------------------------------

           Facsimile:
                     ---------------------------------

Any party by written notice to the other parties pursuant to this Section 11 may change the address or the persons to whom notices or copies thereof shall be directed.

     SECTION 12. Waivers; Amendments. Any waiver by any party hereto of any breach of or failure to comply with any provision of this Agreement by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. This Agreement may only be modified by a writing signed by all of the parties hereto.

     SECTION 13. Construction. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. Unless otherwise stated, references to Sections are references to Sections of this Agreement.

     SECTION 14. Assignment; Third Parties. Seller may not assign this Agreement without the consent of the other parties; provided, that Seller may assign its right to receive payment of the Escrow Funds without the consent of the other parties hereto upon written notice to Escrow Agent. In connection with an assignment by Buyer of the Purchase Agreement, Buyer may assign this Agreement and its rights and obligations hereunder to an Affiliate upon 10 days' prior written notice to the Escrow Agent and may assign its rights and obligations hereunder to a person who is not an Affiliate upon 30 days' prior written notice to the Escrow Agent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, heirs, administrators and representatives and shall not be enforceable by or inure to the benefit of any third party, except as provided in Section 10(i) with respect to a resignation by the Escrow Agent and except that this Agreement is also for the benefit of Buyer Indemnified Parties, who shall have the rights specified herein.

     SECTION 15. Termination. This Agreement shall terminate at the time of the final distribution by the Escrow Agent of all Escrowed Property in accordance with the provisions of this Agreement.

     SECTION 16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

     SECTION 17. Governing Law; Severability. This Agreement shall be construed in accordance with and governed by the internal law of the State of Texas. The invalidity, legality or enforceability of any provisions of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

     SECTION 18. Waiver of Offset Rights. The Escrow Agent hereby waives any and all rights to offset that it may have against the Escrowed Property including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, Buyer Indemnified Costs, or other losses (collectively "ESCROW AGENT CLAIMS") that the Escrow Agent may be otherwise entitled to collect from any party to this Agreement or any Indemnitee, other than Escrow Agent Claims arising under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                            BRIDGEPOINT TECHNICAL
                                              MANUFACTURING CORPORATION

                                            By:
                                              ----------------------------------
                                                       Joe David Jones
                                                President and Chief Executive
                                                            Officer

                                            ROSS TECHNOLOGY, INC.

                                            By:
                                              ----------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                            [BANK]

                                            By:
                                              ----------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                   EXHIBIT D

                               FORM OF OPINION OF
                                SELLER'S COUNSEL

     The opinion shall be substantially to the following effect:

          1. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          2. Seller has full corporate power and authority to execute and deliver the Seller's Agreements and to perform the obligations contemplated thereby. The execution and delivery by Seller of each of the Seller's Agreements has been duly authorized by all necessary corporate action on the part of Seller. Each of the Seller's Agreements has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller and is enforceable in accordance with its terms.

          3. Neither the execution and delivery by Seller of the Seller's Agreements, nor the performance by Seller of its obligations thereunder, violates or conflicts with, results in a breach of, or constitutes a default under its Articles or Certificate of Incorporation or Bylaws or any provision of statutory law or regulations.

          4. The Seller Agreements are sufficient in form collectively to convey to Buyer all of Seller's right, title and interest in and to the Acquired Assets, subject to the filing of necessary documents with appropriate governmental entities, where required.

                                   EXHIBIT E

                               FORM OF OPINION OF
                                SELLER'S COUNSEL

     The opinion shall be substantially to the following effect:

          1. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          2. Seller has full corporate power and authority to execute and deliver the Seller's Agreements and to perform the obligations contemplated thereby. The execution and delivery by Seller of each of the Seller's Agreements has been duly authorized by all necessary corporate action on the part of Seller. Each of the Seller's Agreements (i) is a proper and enforceable instrument of conveyance, which collectively conveys all of Seller's rights, title and interest in the Acquired Assets and (ii) has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller and is enforceable in accordance with its terms.

          3. Neither the execution and delivery by Seller of the Seller's Agreements, nor the performance by Seller of its obligations thereunder, violates or conflicts with, results in a breach of, or constitutes a default under its Articles or Certificate of Incorporation or Bylaws or any provision of statutory law or regulations.

                                       E-1